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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


      We consent to the incorporation by reference in the Registration Statement on Form S-8 for registration of 500,000 shares of common stock pertaining to the Friedman's Inc. 1999 Long Term Incentive Plan and 75,000 shares of common stock pertaining to the Friedman's Inc. Amended and Restated 1994 Stock Option Plan for Outside Directors of our report dated November 20, 2000, with respect to the consolidated financial statements and schedule of Friedman's Inc. included in the Annual Report on Form 10-K, as amended, for the year ended September 30, 2000, filed with the Securities and Exchange Commission.


                                                           /s/ ERNST & YOUNG LLP

Atlanta, Georgia
April 23, 2001